EXHIBIT 10.2
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                      [LETTERHEAD OF CHICAGO PARTNERS, LLC]


                                November 2, 2004

Ronald Helm, CEO
Pacific Biometrics, Inc.
220 West Harrison Street
Seattle, WA 98119

RE:     Pacific Biometrics, Inc.

Dear Mr. Helm:

We are pleased Pacific Biometrics, Inc. ("Client") has retained Chicago Partners, LLC ("CP") to provide consulting expert services and backup support service(s) in the above-captioned matter.

Michael Hartzmark ("Expert") will provide consulting expert services to you as you request and will testify, if you so request. Expert understands that Client is interested in obtaining Expert's honest, independent, expert opinion on matters at issue in the dispute, undistorted by any concern regarding the impact of Expert's opinion on the dispute's outcome. Expert will report to you verbally on the progress of work and on findings. Should Expert require backup support in order to handle tasks efficiently that you assign, he/she will use the support services of CP. If highly specialized backup support is required, which cannot reasonably be provided by the support staff of CP, Expert, in consultation with you, may employ additional support personnel.

Client shall compensate CP for services provided, which shall include Expert fees, CP backup support hourly fees, and reimbursable costs and expenses. Michael Hartzmark's hourly fee is $360.00. CP's fees will be paid in full regardless of the opinions rendered or the outcome of this matter. CP's current rates are: Research Analyst, $60-$150 per hour; Associate, $150-$250 per hour; Economist/Director, $225-$350 per hour; Principal, $300-$700 per hour. Bills will be sent on a monthly basis in the amount of $10,000 for 30 hours of Michael Hartzmark's time. If the time associated with this engagement should exceed 30 hours per month, the next month's invoice will reflect a charge of $360.00 per hour for the excess time. The bills will provide sufficient detail to allow Client to identify other services rendered and expenses incurred. Bills may be sent more frequently. CP's billing statements shall be paid within thirty (30) days of the statement date.

Outstanding bills must be brought current prior to the delivery of a written report or affidavit or testimony of any kind. CP reserves the right to discontinue all work if any bill is unpaid for 60 days. Any such discontinuance shall not relieve Client of its obligation to pay all amounts due to CP. This engagement may be terminated upon written notice by Client, CP or Expert; provided, however, that any such termination shall not relieve Client of its obligation to pay all amounts due to CP.

In the event CP is requested pursuant to subpoena or other legal process to produce or disclose any documents or other information relating to engagements for Client in judicial or administrative proceedings to which CP is not a party, Client shall reimburse CP at standard billing rates for its professional time and expenses, including reasonable attorneys' fees, incurred in responding to such requests.

The work undertaken by Expert and CP in connection with this action is being done for and under the direction of Client and, accordingly, is part of Client's work-product. All documents provided to or prepared by Expert or CP are the property of Client and will not be destroyed by Expert or CP without Client's authorization. CP shall not disclose any confidential or privileged information to any third party; provided, however, that CP may disclose confidential or privileged information (a) to CP's employees or agents who are to provide services under this agreement, (b) to the expert consultant(s) who provide services pursuant to this agreement, (c) with Client's written consent, and (d) when legally required to do so. The parties hereto agree that confidential and proprietary information will not be construed to include information that is available from public sources. Expert will not publish any article that discloses confidential or proprietary information.

Any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this agreement, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement, by final and binding arbitration conducted at a location determined by the arbitrator in Chicago, Illinois administered by and in accordance with the then existing Rules of Practice and Procedure of the American Arbitration Association, and judgment upon any reward rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof.

You will indemnify us, our owners, employees and agents against all costs, damages and liabilities (including reasonable attorneys' fees and costs) associated with any third-party claim, relating to or arising as a result of this engagement or your use of any deliverables.

Our total liability relating to this engagement will in no event exceed an amount equal to the fees we receive for the phase of the engagement giving rise to liability, and will not include any special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity).

In any arbitration between the parties, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in enforcing this agreement through arbitration and reasonable attorneys' fees and costs incurred in appealing or enforcing any judgment entered by the arbitrator in any court having jurisdiction.

Please sign this letter to confirm this agreement and return one copy to me.

Sincerely,

Chicago Partners, LLC

/s/  Jill J. Meyers
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     Practice Manager


AGREED AND ACCEPTED:

Pacific Biometrics, Inc.


By  /s/ Ronald R. Helm                         Dated     November 5, 2004
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